EXHIBIT 5.1

STINSON LEONARD STREET LLP

150 SOUTH FIFTH STREET, SUITE 2300

MINNEAPOLIS MN 55402

(612) 335-1500

August 7, 2015

ATRM Holdings, Inc.

3050 Echo Lake Avenue, Suite 300

Mahtomedi, Minnesota 55115

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to ATRM Holdings, Inc., a Minnesota corporation (the “Company”), in connection with the filing of its registration statement on Form S-1 (Registration No. 333-205151) (as may be amended from time to time, the “Registration Statement”) relating to the registration of 1,246,473 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be sold for an aggregate purchase price of up to approximately $3,739,419, issuable upon exercise of rights (the “Rights”) to be distributed to holders of record of shares of Common Stock as of 5:00 p.m., Eastern Time, on July 27, 2015 (the “Record Date”), in connection with a proposed rights offering by the Company.

This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”).

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the prospectus forming a part thereof (the “Prospectus”), the form of certificate to represent the Rights, the Amended and Restated Articles of Incorporation and By-laws, each as amended to date, and corporate proceedings of the Company, and such other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, and the authenticity and completeness of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that (i) the Rights have been duly authorized and when issued as described in the Registration Statement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and (ii) the Shares have been duly authorized, and when issued upon the exercise of the Rights in accordance with their terms as described in the Registration Statement, including payment of the subscription price therefor, the Shares will be duly and validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Minnesota. We express no opinion as to the effects of any laws other than the laws of the State of Minnesota and the Federal laws of the United States of America, each as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Stinson Leonard Street LLP
STINSON LEONARD STREET LLP